Registration No. 333- _______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
GENTEX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-2030505 (IRS Employer Identification Number)

600 N. Centennial Street Zeeland, Michigan (Address of Principal Executive Offices)	49464 (Zip Code)
2022 GENTEX CORPORATION EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

Kevin C. Nash Vice President, Finance, Chief Financial Officer and Treasurer Gentex Corporation 600 N. Centennial Street Zeeland, Michigan 49464 (Name and Address of Agent for Service)	Copies to:	Charlie Goode Warner Norcross + Judd LLP 150 Ottawa Avenue, NW Suite 1500 Grand Rapids, Michigan 49503
(616) 772-1800
(Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	X	Accelerated filer
Non-accelerated filer		Smaller Reporting Company

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required in Part I of this registration statement will be provided to each participant in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. Such document(s) are not being filed with the Commission but constitute (together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
                    The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated in this registration statement by reference:
(a)    The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").
(b)    All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.
(c)    The description of the Registrant's common stock, $.06 par value, which is contained in the Registrant's registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
    All documents filed after the date of this registration statement by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all shares of Company Common Stock offered hereunder have been sold or which deregisters all shares of Company Common Stock remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents (except, with respect to each of the foregoing, for portions of such documents which are deemed to be furnished and not filed).

Item 4.	Description of Securities.
                  Not applicable.

Item 5.	Interests of Named Experts and Counsel.
                   Not applicable.

Item 6.	Indemnification of Directors and Officers.
                  The Registrant is obligated under its Amended and Restated Bylaws, as amended to date, to indemnify its directors and executive officers to the full extent permitted under the Michigan Business Corporation Act (the "MBCA"). The Registrant may similarly indemnify persons who are not directors or executive officers to the extent authorized by the Registrant's Board of Directors.
Under Sections 561 through 571 of the MBCA, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation. The MBCA provides for indemnification of directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant or its shareholders (and, if a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful) against: (a) expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) arising out of a position with the Registrant (or with some other entity at the Registrant's request); and (b) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action or suit by or in the right of the Registrant, unless the director or officer is found liable to the Registrant; provided that an appropriate court could determine that he or she is nevertheless fairly and reasonably entitled to indemnity for reasonable expenses incurred. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding.
The MBCA generally requires that the indemnification provided for in (a) and (b) above be made only on a determination that the director or officer met the applicable standard of conduct (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two disinterested directors; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by interested directors, officers, employees or agents). If the articles of incorporation include a provision eliminating or limiting the liability of a director, however, a corporation may indemnify a director for certain expenses and liabilities without a determination that the director met the applicable standards of conduct, unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA or intentionally committed a criminal act. In connection with an action by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred. In connection with an action, suit or proceeding other than an action, suit or proceeding by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred, and for judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred.
In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.
Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under the Registrant's Amended and Restated Bylaws or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director or executive officer.
The MBCA permits the Registrant to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Registrant (or positions held with another entity at the request of the Registrant), whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, the Registrant maintains such insurance on behalf of its directors and officers.
The Registrant has entered into indemnity agreements with each of its directors and executive officers. The agreements provide that the Registrant will indemnify the director or executive officer, subject to certain limitations, for expenses and costs, including the satisfaction of a judgment, fine or penalty incurred in, or in any amount paid in settlement of, any proceeding brought by reason of the fact that the indemnitee is or was a director or executive officer of the Registrant or is or was serving at the request of the Registrant as a director or executive officer or agent of another corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, specifically including, not by way of limitation, any action related to certification of financial and other reports under the federal securities laws, if such expenses and costs may be indemnified under the MBCA. The agreements are designed to provide the maximum protection allowed under federal and Michigan law. Indemnification is dependent upon the director meeting the applicable standards of conduct set forth in the indemnity agreements.

Item 7.	Exemption from Registration Claimed.
                    Not applicable.

Item 8.	Exhibits.
                   The following exhibits are filed or incorporated by reference as part of this registration statement

Exhibit Number	Document

3.1
Registrant’s Restated Articles of Incorporation, adopted on August 20, 2004, and as amended to date, were filed as Exhibit 3(a) to Registrant’s Report on Form 10-Q dated November 2, 2004, and an Amendment to Registrant's Articles of Incorporation adopted as of May 18, 2012, was filed as Exhibit 3.1(i) to Registrant's Form 8-K dated May 22, 2012, and the same are hereby incorporated by reference, together with an Amendment to the Registrant's Restated Articles of Incorporation adopted as of May 15, 2014 which was included in the Registrant's Proxy statement which was filed with the Commission March 31, 2014 and the same are hereby incorporated herein by reference.

3.2
Registrant’s Bylaws as amended and restated February 27, 2003, was filed as Exhibit 3(b)(1) to Registrant’s report on Form 10-Q dated May 5, 2003, and an Amendment to Registrant’s Bylaws adopted as of February 16, 2012, was filed as Exhibit 3(b)(ii) to Registrant’s Form 8-K dated February 21, 2012, and the same is hereby incorporated herein by reference.

4	A specimen form of certificate for the Registrant’s common stock, par value $.06 per share, was filed as part of a Registration Statement (Registration Number 2-74226C) as Exhibit 3(a), as amended by Amendment No. 3 to such Registration Statement, and the same is hereby incorporated herein by reference.

5	Legal Opinion of Warner Norcross + Judd LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Warner Norcross + Judd LLP (included in Exhibit 5 and incorporated herein by reference).

24	Powers of Attorney (included on the signature page to this Registration Statement).

99.1
2022 Gentex Corporation Employee Stock Purchase Plan (filed as Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 8, 2022, and the same is hereby incorporated herein by reference).

107	Filing Fee Table.

Item 9.	Undertakings.
          (a)          The undersigned Registrant hereby undertakes:
           (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zeeland, State of Michigan, on August 5, 2022.

GENTEX CORPORATION (Registrant)
/s/ Steve Downing
Steve Downing, President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY
KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steve R. Downing and Kevin C. Nash, and each of them, as attorney-in-fact and agent, with full power of substitution and re-substitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any such substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on August 5, 2022.

By	/s/ Steve R. Downing
Steve R. Downing, President and Chief Executive Officer (Principal Executive Officer) and Director

By	/s/ Kevin C. Nash
Kevin C. Nash, Vice President, Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)

By	/s/ Leslie Brown
Leslie Brown, Director

By	/s/ Gary Goode
Gary Goode, Director

By	/s/ James Hollars
James Hollars, Director

By	/s/ Richard Schaum
Richard Schaum, Director

By	/s/ Kathleen Starkoff
Kathleen Starkoff, Director

By	/s/ Brian Walker
Brian Walker, Director

By	/s/ Joseph Anderson
Joseph Anderson, Director

By	/s/ Ling Zang
Ling Zang, Director